Exhibit 5

BARNETT & LINN
ATTORNEYS AT LAW
60 Kavenish Drive • Rancho Mirage, CA 92270
www.barnettandlinn.com
WILLIAM B. BARNETT		TELEPHONE: 422-599-1299
Attorney/Principal		wbarnett@wbarnettlaw.com

June 28, 2021

Board of Directors

BioQuest Corp.

4570 Campus Drive, Suite 23

Newport Beach, CA 92660

Re:	Securities Being Registered under Registration Statement on Form S-8

Ladies and Gentlemen:

You have requested us to opine upon the legality of an aggregate of 2,000,000 shares (the “Shares”) of common stock, $0.001 par value per share, of BioQuest Corp., a Nevada corporation (the “Company”), that may be issued pursuant to the Company’s 2021 Equity Compensation Plan ( the “Plan”) and being registered with your filing of a Registration Statement on Form S-8 (the “Registration Statement”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”). This opinion letter is furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S-K, 17 C.F.R. § 229.601(b)(5), in connection with the Registration Statement.

For purposes of this opinion letter, we have examined copies of such agreements, instruments, and documents as we have deemed an appropriate basis on which to render the opinions hereinafter expressed. In our examination of the aforesaid documents, we have assumed the genuineness of all signatures, the legal capacity of all-natural persons, the accuracy and completeness of all documents submitted to us, the authenticity of all original documents, and the conformity to authentic original documents of all documents submitted to us as copies (including pdfs). As to all matters of fact, we have relied on the representations and statements of fact made in the documents so reviewed, and we have not independently established the facts so relied on. We have assumed that a sufficient number of authorized but unissued shares of the Company’s common stock will be available for issuance when the Shares are issued. This opinion letter is given, and all statements herein are made, in the context of the foregoing.

Based on the foregoing, we are of the opinion that the Shares have been duly authorized and, upon issuance and delivery against payment therefore in accordance with the terms of the Plan, will be validly issued, fully paid and nonassessable.

We are qualified to practice law in the State of California and do not purport to be experts on any law other than the laws of the State of California and the Federal law of the United States. We are not admitted or qualified to practice in the State of Nevada; however, we are generally familiar with the Nevada Revised Statutes as currently in effect and have made such inquiries as we deem necessary to render the opinions contemplated herein. We express no opinion as to any other statutes, rules, or regulations. We assume no obligation to revise or supplement this opinion in the event of future changes in such laws or regulations.

We hereby consent to the inclusion of this opinion as Exhibit 5.1 to the Registration Statement. In giving our consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Very truly yours,

Barnett & Linn